MICRON ENVIRO SYSTEMS, INC.

(“Micron”)

1205-789 West Pender Street

Vancouver, BC

Canada V6C 1H2

Tel: (604) 646-6903

December 21, 2006

MENV—OTCBB  USA

NDDA—Frankfurt Stock Exchange Symbol

A0J3PY—WKN # Frankfurt Stock Exchange

Contingent Resource of Approximately $3.7 Billion on Alberta Oil Sands Leases of Which Micron Enviro Systems, Inc. has an Interest

Micron Enviro Systems, Inc. (OTCBB:MENV) (Frankfurt: NDDA --- WKN: A0J3PY) ("Micron") is extremely pleased to announce that it has received an independent report covering all of the leases which Micron holds an interest that are located in the world-class Alberta Oil Sands.  The independent, third party report was completed by the petroleum consulting firm of AJM Petroleum Consultants of Calgary, Alberta, Canada. The report was prepared by independent petroleum engineers based on public well log information and some limited seismic data. Based on their independent evaluations, they have assigned contingent resources of up to 59,500,000(high) to 23,000,000(low) barrels in the ground on the Oil Sands Prospects that Micron has an interest.  At current oil prices the potential (gross) value in the ground would equate to approximately $3.7 billion over all of the leases that Micron has an interest. Many of the world’s largest oil companies have operations in the Alberta Oil Sands, which is one of the single largest natural resource regions on earth.  Bernie McDougall, President of the Micron stated, “This number is a tremendous contingent value, especially for a company of Micron’s modest market capitalization of approximately $20 million.  Now that we are working on our Oil Sands Prospects and given the independent petroleum engineer’s potential value attributed to the Oil Sands leases, we feel that at this time Micron is at a very early stage of development and could provide tremendous leverage and exposure to one if not the largest oil and gas regions on earth.  Being one of the smallest companies that is actively working in the Alberta Oil Sands is an enticing aspect of Micron as we strive to achieve our goal of becoming a mid-range oil and gas producer.”

At this time additional seismic work on one of the Oil Sands leases (Leismer) is now underway with a test well scheduled to begin in December.  These operations will aid in further defining or potentially increasing this contingent resources value currently assigned to these Oil Sands leases.  Both the drilling and seismic are expected to be completed shortly. All monies, relating to drilling and seismic operations has been forwarded, therefore no additional capital will be needed at this time for this specific Oil Sands Prospect. This prospect lies directly between Petrobank’s Whitesands Project, which is reported to have 1.6 billion barrels of bitumen in place, and North American Oil Sands, which has stated a possible reserve of 4.09 billion barrels in ground on their property which is next to Micron’s.  Please refer to the map on the website (www.micronenviro.com) for more details.

The Oil Sands of Canada hold recoverable reserves of 175 billion barrels with a proven reserve life of 480 years and another 130 billion barrels of potential reserves, which is second only to Saudi Arabia's 262 billion barrels. As a comparison, the United States has only 29 billion barrels of recoverable reserves and has decreasing domestic production while their demand is increasing by 1-2% every year. Canada is in an optimal position to supply oil to the U.S. with its favorable political climate, close proximity and being one of the few non-OPEC countries which can grow its oil production.  It is expected that over 100 billion dollars will be spent on developing the Alberta Oil Sands in the coming years.  At this time only approximately 2% of the initial established resource has been produced to date in the massive Oil Sands of Alberta.

Micron is an emerging oil and gas company that has exposure to four separate leases in the Athabasca Oil Sands of Alberta, Canada, which is the largest Oil Sands region in the world, and has minor production from multiple conventional oil and gas wells. Micron's goal is to become a junior oil and gas producer that focuses on the exploration, discovery and delivery of gas and oil to the North American marketplace. Micron continues to look for additional projects that would contribute to building Micron's market capitalization, including additional Oil Sands projects.

If you have any questions, please call Micron at (604) 646-6903. If you would like to be added to Micron's update email list, please send an email to info@micronenviro.com requesting to be added.

This news release contains forward-looking statements. Forward-looking statements are statements which relate to future events. In some cases, you can identify forward-looking statements by terminology such as ``may,'' ``should,'' ``expects,'' ``plans,'' ``anticipates,'' ``believes,'' ``estimates,'' ``predicts,'' ``potential'' or ``continue'' or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results. Readers are referred to the sections entitled ``Risk Factors'' in the Company's periodic filings with the United States Securities and Exchange Commission, which can be viewed at <http://www.SEC.gov>. For all details regarding working interests in all of MSEV's oil and gas prospects or any previous news releases go to the SEC website. A contingent resource is defined as those quantities of petroleum which are estimated, on a given date, to be potentially recoverable from known accumulations, but which are not currently considered to be commercially recoverable. The independent report referred to in this news release is not NI 51-101 compliant. You should independently investigate and fully understand all risks before making investment decisions.

Contact Information:

Bernie McDougall

Micron Enviro Systems, Inc.

ir@micronenviro.com

TEL: (604) 646-6903

Fax:  (604) 689-1733

www.micronenviro.com